UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
(Amendment No. 1)
Under the Securities Exchange Act of 1934

PennyMac Mortgage Investment Trust
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

70931T103
(CUSIP Number)

December 31, 2014
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 70931T103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 3,038,632
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 3,038,632
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,038,632
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.1% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	Based on 74,510,159 shares of common stock outstanding as of December 31, 2014, as disclosed in the Issuer’s Form 8-K filed with the SEC on February 5, 2015.

CUSIP No. 70931T103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Emanuel J. Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 3,038,632
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 3,038,632
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,038,632
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.1% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Based on 74,510,159 shares of common stock outstanding as of December 31, 2014, as disclosed in the Issuer’s Form 8-K filed with the SEC on February 5, 2015.

CUSIP No. 70931T103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Debt Opportunities Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 2,232,736
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 2,232,736
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,232,736
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Based on 74,510,159 shares of common stock outstanding as of December 31, 2014, as disclosed in the Issuer’s Form 8-K filed with the SEC on February 5, 2015.

CUSIP No. 70931T103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Debt Opportunities GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 2,232,736
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 2,232,736
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,232,736
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	Based on 74,510,159 shares of common stock outstanding as of December 31, 2014, as disclosed in the Issuer’s Form 8-K filed with the SEC on February 5, 2015.

CUSIP No. 70931T103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Debt Opportunities Master Fund II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 390,856
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 390,856
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 390,856
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Based on 74,510,159 shares of common stock outstanding as of December 31, 2014, as disclosed in the Issuer’s Form 8-K filed with the SEC on February 5, 2015.

CUSIP No. 70931T103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Debt Opportunities II GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 390,856
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 390,856
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 390,856
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	Based on 74,510,159 shares of common stock outstanding as of December 31, 2014, as disclosed in the Issuer’s Form 8-K filed with the SEC on February 5, 2015.

CUSIP No. 70931T103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Financial Opportunities Master Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Based on 74,510,159 shares of common stock outstanding as of December 31, 2014, as disclosed in the Issuer’s Form 8-K filed with the SEC on February 5, 2015.

CUSIP No. 70931T103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Financial Opportunities GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	Based on 74,510,159 shares of common stock outstanding as of December 31, 2014, as disclosed in the Issuer’s Form 8-K filed with the SEC on February 5, 2015.

CUSIP No. 70931T103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Beltway Strategic Opportunities Fund L.P. (2)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 415,040
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 415,040
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 415,040
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Based on 74,510,159 shares of common stock outstanding as of December 31, 2014, as disclosed in the Issuer’s Form 8-K filed with the SEC on February 5, 2015.

(2)	Previously identified as “EJF Beltway Strategic Opportunities Fund L.P.”

CUSIP No. 70931T103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Beltway Strategic Opportunities GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 415,040
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 415,040
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 415,040
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	Based on 74,510,159 shares of common stock outstanding as of December 31, 2014, as disclosed in the Issuer’s Form 8-K filed with the SEC on February 5, 2015.

Item 1. (a)                      Name of Issuer

PennyMac Mortgage Investment Trust

Item 1. (b)                      Address of Issuer’s Principal Executive Offices

6101 Condor Drive, Third Floor
Moorpark, CA 93021

Item 2. (a)                      Name of Person Filing

This Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”)*:

(i)	EJF Capital LLC;
(ii)	Emanuel J. Friedman;
(iii)	EJF Debt Opportunities Master Fund, L.P.;
(iv)	EJF Debt Opportunities GP, LLC;
(v)	EJF Debt Opportunities Master Fund II, LP;
(vi)	EJF Debt Opportunities II GP, LLC;
(vii)	EJF Financial Opportunities Master Fund, LP;
(viii)	EJF Financial Opportunities GP, LLC;
(ix)	Beltway Strategic Opportunities Fund L.P.; and
(x)	EJF Beltway Strategic Opportunities GP LLC

*Attached as Exhibit A is a copy of an agreement among the Reporting Persons that this Schedule 13G is being filed on behalf of each of them.

Item 2. (b)                      Address of Principal Business Office or, if None, Residence

EJF Capital LLC
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

Emanuel J. Friedman
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

EJF Debt Opportunities Master Fund, L.P.
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

EJF Debt Opportunities GP, LLC
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

EJF Debt Opportunities Master Fund II, LP
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

EJF Debt Opportunities II GP, LLC
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

EJF Financial Opportunities Master Fund, LP
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

EJF Financial Opportunities GP, LLC
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

Beltway Strategic Opportunities Fund L.P.
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

EJF Beltway Strategic Opportunities GP LLC
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

Item 2. (c)                      Citizenship

See Item 4 of the attached cover pages.

Item 2. (d)                      Title of Class of Securities

Common Stock, $0.01 par value (“Common Stock”)

Item 2. (e)                      CUSIP Number

70931T103

Item 3.                        If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.                        Ownership

(a)	Amount beneficially owned:

See Item 9 of the attached cover pages.

(b)	Percent of class:

See Item 11 of the attached cover pages.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See Item 5 of the attached cover pages.

(ii) Shared power to vote or to direct the vote:

See Item 6 of the attached cover pages.

(iii) Sole power to dispose or to direct the disposition:

See Item 7 of the attached cover pages.

(iv) Shared power to dispose or to direct the disposition:

See Item 8 of the attached cover pages.

Each of EJF Debt Opportunities Master Fund, L.P., EJF Debt Opportunities Master Fund II, LP, and Beltway Strategic Opportunities Fund L.P. is the record owner of the shares of Common Stock shown on item 9 of its respective cover page.

EJF Debt Opportunities GP, LLC serves as the general partner and investment manager of EJF Debt Opportunities Master Fund, L.P. and may be deemed to share beneficial ownership of the shares of Common Stock which EJF Debt Opportunities Master Fund, L.P. is the record owner.  EJF Debt Opportunities II GP, LLC serves as the general partner and investment manager of EJF Debt Opportunities Master Fund II, LP and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Debt Opportunities Master Fund II, LP is the record owner.  EJF Beltway Strategic Opportunities GP LLC serves as the general partner of Beltway Strategic Opportunities Fund L.P. and may be deemed to share beneficial ownership of the shares of Common Stock of which Beltway Strategic Opportunities Fund L.P. is the record owner.

EJF Capital LLC is the sole member and manager of each of EJF Debt Opportunities GP, LLC, EJF Debt Opportunities II GP, LLC and EJF Beltway Strategic Opportunities GP LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities may share beneficial ownership.  Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of Common Stock over which EJF Capital LLC may share beneficial ownership.

Item 5.                      Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

Item 6.                      Ownership of More than Five Percent on Behalf of Another Person

See item 4.

Item 7.                      Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.                      Identification and Classification of Members of the Group

The filing persons may be deemed to be members of a group.

Item 9.                      Notice of Dissolution of Group

Not Applicable.

Item 10.                    Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2015

EJF CAPITAL LLC
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EMANUEL J. FRIEDMAN
By:	/s/ Emanuel J. Friedman
	Name:	Emanuel J. Friedman

EJF DEBT OPPORTUNITIES MASTER FUND, L.P.
By: Its:	EJF DEBT OPPORTUNITIES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF DEBT OPPORTUNITIES GP, LLC
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF DEBT OPPORTUNITIES MASTER FUND II, LP
By: Its:	EJF DEBT OPPORTUNITIES II GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF DEBT OPPORTUNITIES II GP, LLC
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF FINANCIAL OPPORTUNITIES MASTER FUND, LP
By: Its:	EJF FINANCIAL OPPORTUNITIES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF FINANCIAL OPPORTUNITIES GP, LLC
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

BELTWAY STRATEGIC OPPORTUNITIES FUND L.P.
By: Its:	EJF BELTWAY STRATEGIC OPPORTUNITIES GP LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF BELTWAY STRATEGIC OPPORTUNITIES GP LLC
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EXHIBIT A

The undersigned, EJF Capital LLC, a Delaware limited liability company, Emanuel J. Friedman, EJF Debt Opportunities Master Fund, L.P., a limited partnership organized under the laws of the Cayman Islands, EJF Debt Opportunities GP, LLC, a Delaware limited liability company, EJF Debt Opportunities Master Fund II, LP, a limited partnership organized under the laws of the Cayman Islands, EJF Debt Opportunities II GP, LLC, a Delaware limited liability company, EJF Financial Opportunities Master Fund, LP, a limited partnership organized under the laws of the Cayman Islands, EJF Financial Opportunities GP, LLC, a Delaware limited liability company, Beltway Strategic Opportunities Fund L.P., a limited partnership organized under the laws of the Cayman Islands, and EJF Beltway Strategic Opportunities GP LLC, a Delaware limited liability company, hereby agree and acknowledge that the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  February 13, 2015

EJF CAPITAL LLC
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EMANUEL J. FRIEDMAN
By:	/s/ Emanuel J. Friedman
	Name:	Emanuel J. Friedman

EJF DEBT OPPORTUNITIES MASTER FUND, L.P.
By: Its:	EJF DEBT OPPORTUNITIES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF DEBT OPPORTUNITIES GP, LLC
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF DEBT OPPORTUNITIES MASTER FUND II, LP
By: Its:	EJF DEBT OPPORTUNITIES II GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF DEBT OPPORTUNITIES II GP, LLC
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF FINANCIAL OPPORTUNITIES MASTER FUND, LP
By: Its:	EJF FINANCIAL OPPORTUNITIES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF FINANCIAL OPPORTUNITIES GP, LLC
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

BELTWAY STRATEGIC OPPORTUNITIES FUND L.P.
By: Its:	EJF BELTWAY STRATEGIC OPPORTUNITIES GP LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF BELTWAY STRATEGIC OPPORTUNITIES GP LLC
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer